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                                                                   EXHIBIT 99.3

                        [SMITH BARNEY INC. LETTERHEAD]

The Board of Directors GranCare, Inc. 1 Ravinia Drive Atlanta, Georgia 30346

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of GranCare, Inc. ("GranCare") as Annex VIII to the Joint Proxy Statement/Prospectus of GranCare and Living Centers of America, Inc. ("LCA") relating to the proposed merger transaction involving GranCare and LCA and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of GranCare Financial Advisors--Smith Barney Inc." and "DESCRIPTION OF THE TRANSACTIONS--Opinions of GranCare Financial Advisors-- Opinion of Smith Barney Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:     /s/ Smith Barney Inc.
                                             -------------------------------
                                                     SMITH BARNEY INC.

September 26, 1997